Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327 pspratt@kvh.com	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Industries Reports First Quarter 2011 Results

•	Quarterly mini-VSAT Broadband airtime revenue up approximately 63%

MIDDLETOWN, RI – April 29, 2011 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the quarter ended March 31, 2011. Revenue for the first quarter of 2011 was $24.4 million, down 13% from the quarter ended March 31, 2010. Net loss for the period was $1.5 million or $0.10 per share. During the same period last year the company reported net income of $2.1 million or $0.14 per diluted share, on revenues of $28.0 million.

“The first quarter was marked by solid progress in our VSAT and fiber optic gyro (FOG) businesses as well as some greater-than-anticipated challenges in our leisure markets,” said Martin Kits van Heyningen, KVH’s chief executive officer. “As expected, sales of our mini-VSAT Broadbandsm-compatible hardware and airtime activations increased significantly on both a year-over-year and sequential basis. Commercial sales of our FOGs increased as expected for the quarter and we also received new defense-related orders. However, satellite TV system sales to the leisure marine and recreational vehicle (RV) markets were far weaker than expected due to rising fuel prices and a decline in new boat sales.

“We were very pleased with our VSAT sales for the quarter which grew approximately 59% year over year for product and service revenue, including the benefit of CommBox™ sales by our new Norway subsidiary. In addition, we won our largest-ever commercial marine contract to provide our fully integrated, mini-VSAT Broadband satellite communication solution for the more than 125 vessels in the Vroon B.V. fleet. We also expanded our affordable broadband service offerings to a wider audience of vessels with the announcement of the TracPhone® V3, the world’s smallest maritime VSAT system. This exciting new product just received full license authority from the FCC and began shipping this week. It offers commercial fleets and leisure boaters an outstanding new option for an ultra-compact satellite communication solution that is far more affordable and faster than L-band services.”

In the first quarter of 2011, mobile communications revenue was $15.7 million, down 2% on a year-over-year basis. Unlike the first quarter of 2010, there were no production shipments of KVH’s aeronautical TV antenna to LiveTV in the first quarter of 2011. Excluding the LiveTV year-over-year impact, mobile communications revenue from marine and land products and services was up 20% on a year-over-year basis on the strength of KVH’s mini-VSAT Broadband hardware, airtime, and network management products.

“The status of our aeronautical satellite TV business is in flux at this time as LiveTV asked us to postpone deliveries again under our contract,” commented Mr. Kits van Heyningen. “Unfortunately we were unable to reach agreement on delivery dates and, as a result, we believe that the contract has been terminated. LiveTV disputes our interpretation and we are continuing to negotiate regarding the contract and the placement of orders. However, we cannot be certain that our negotiations will lead to new orders.”

KVH’s guidance and stabilization revenue from the company’s FOG solutions, TACNAV® military navigation systems, and related services was approximately $8.7 million in the first quarter of 2011, down 27% on a year-over-year basis. “As expected, our defense-related FOG sales have been slowed as the industry awaits updates on the U.S. Army’s plans for its next procurement of remote weapon systems (RWS) under the Common Remotely Operated Weapon Station (CROWS) program. In the interim, the Army continues to fill its immediate RWS requirements through extensions to the current contract, which led to a $2.7 million FOG order that we received in late March. Fiber optic gyro sales to commercial and non-CROWS defense applications were up more than 80% year over year. We also received a new $3.7 million TACNAV order from an international customer, which we expect to ship during the second quarter,” said Mr. Kits van Heyningen.

Addressing the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “The first quarter results were at the low end of our expectations for the top and bottom lines, due primarily to a shortfall in sales to leisure satellite TV markets. Sales of our mini-VSAT Broadband products and services and our FOG products were in line with our expectations. Gross margin for the quarter was a bit better than expected, but this positive variance did not completely offset the impact of the low sales level into the leisure markets. In addition, the tax benefit associated with the quarterly loss was much less than our expectation. As a result, the net loss was about $0.02 per share more than we expected.

“Looking ahead, we are now making two adjustments to our guidance for the year. The first is to lower expectations for the leisure satellite TV markets. Based on the first quarter results, and renewed weakness in general consumer confidence, we feel we must take a more cautious outlook with regard to these markets. In addition, it now appears unlikely that we will ship any aeronautical TV antenna systems to LiveTV later in the year due to the current contractual issues. The combination of these two factors is expected to have a meaningful effect on the full year outlook. For the second quarter we expect revenues to be in the range of $30.0 to $32.0 million and we expect to return to profitability with earnings in the $0.01 to $0.06 per share range. We believe that the strategic growth drivers in our VSAT and FOG businesses are healthy and on track, but the reductions in the consumer marine and RV businesses and sales to LiveTV will likely result in top line revenue growth for the year of 8% to 13%, versus our original guidance of 15% to 20%. This lower expectation for revenue drives a much lower expectation for full year profit. Including the results from the first quarter, we now expect operating profit for the year to be about 10% below last year. However, we continue to expect to achieve strengthening revenue growth and profit margins as we move through the year, and we are confident in the on-going developments in our VSAT and FOG strategic growth businesses.”

Mr. Kits van Heyningen concluded, “The weakness in the consumer satellite TV markets is not slowing the strong growth in our VSAT business. Although our near-term expectations have been lowered, this does not change our long-term outlook. We expect that the leisure markets will recover eventually and that our FOG business will resume its top line growth as the RWS business returns to previous levels. Our strategic VSAT and commercial FOG businesses are advancing as expected and they will drive our growth. As a result, we are still confident in our ability to achieve our goal of annual revenue of $300 million and operating margin of 15% within 5 years.”

Recent Operational Highlights:

•	On April 27, 2011, KVH announced that its TracPhone V3 SATCOM system had received full license authority from the FCC and that the first unit had been shipped.

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On April 21, 2011, KVH announced that Raytheon Integrated Defense Systems had honored KVH with its Five Star Supplier Excellence Award, citing KVH’s 100% quality and 100% on-time delivery of fiber optic gyro sensors and inertial measurement units.

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On April 18, 2011, KVH announced that it had received an order valued at more than $3.7 million for its TACNAV tactical navigation systems to be used to upgrade light armored vehicles fielded by an international customer.

•	On April 6, 2011, KVH expanded its reach in Brazil to support new business with the company’s fully licensed mini-VSAT Broadband service, a new Brazilian subsidiary, and in-country partners.

•	On March 29, 2011, KVH received a $2.7 million order for FOGs to use in remote weapon systems.

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On March 4, 2011, Vroon B.V. selected KVH’s TracPhone V7 and mini-VSAT Broadband service for the more than 125 vessels in its commercial fleet. KVH will be supplying the Vroon fleet with a comprehensive marine SATCOM solution that includes TracPhone systems, broadband airtime, CommBox network management tools, crew calling, and GSM cell phone service at sea.

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On February 28, 2011, KVH announced that Sea Ray, one of the world’s premier manufacturers of pleasure boats 17 to 60 feet, had named KVH its exclusive satellite antenna partner for the next three years.

•	On February 17, 2011, KVH introduced the TracPhone V3, the world’s smallest and most affordable maritime VSAT system.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and related services to improve airtime gross margins; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; the need for or delays in qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products, including possible order cancellations; potential reductions in our overall gross margins in the event of a shift in product mix; uncertainties regarding our ongoing relationship with LiveTV; the challenges and potential near-term costs associated with the acquisition and integration of a new company; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2011. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2011	2010
Sales:
Product	$18,884	$24,034
Service	5,525	3,948

Net sales	24,409	27,982

Costs and expenses:
Costs of product sales	10,529	13,122
Costs of service sales	4,802	3,056
Research and development	2,974	2,583
Sales, marketing and support	5,200	4,498
General and administrative	2,927	2,364

Total costs and expenses	26,432	25,623

(Loss) income from operations	(2,023)	2,359

Interest income	66	91
Interest expense	56	23
Other income, net	14	30

(Loss) income before income tax benefit (expense)	(1,999)	2,457
Income tax benefit (expense)	465	(391)

Net (loss) income	$(1,534)	$2,066

Net (loss) income per common share:
Basic	$(0.10)	$0.15

Diluted	$(0.10)	$0.14

Weighted average number of common shares outstanding:
Basic	14,748	14,222

Diluted	14,748	14,763

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2011	December 31, 2010
ASSETS

Cash, cash equivalents and marketable securities	$35,404	$37,307
Accounts receivable, net	18,031	18,770
Inventories	17,106	14,765
Deferred income taxes	1,433	944
Other current assets	2,742	2,734

Total current assets	74,716	74,520

Property and equipment, net	22,829	23,044
Deferred income taxes	5,001	4,982
Goodwill	4,744	4,517
Intangible assets, net	2,308	2,272
Other non-current assets	5,929	5,863

Total assets	$115,527	$115,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$13,581	$12,814
Deferred revenue	720	1,011
Current portion of long-term debt	126	124

Total current liabilities	14,427	13,949

Other long-term liabilities	1,258	1,262
Long-term debt, excluding current portion	3,652	3,684
Stockholders’ equity	96,190	96,303

Total liabilities and stockholders’ equity	$115,527	$115,198

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